Exhibit 21.1

List of Subsidiaries

CapitalSouth Partners Florida Sidecar Fund I, L.P. (Delaware)
CSP-Florida Mezzanine Fund I, LLC (North Carolina)
CapitalSouth Partners Fund II Limited Partnership (North Carolina)
CapitalSouth Partners F-II, LLC (North Carolina)
CapitalSouth Partners SBIC Fund III, L.P. (Delaware)
CapitalSouth Partners SBIC F-III, LLC (North Carolina)